HEI Exhibit 99

January 30, 2013

Contact:	Shelee M.T. Kimura
	Manager, Investor Relations &	Telephone: (808) 543-7384
	Strategic Planning	E-mail: skimura@hei.com

AMERICAN SAVINGS BANK REPORTS 2012 AND FOURTH QUARTER EARNINGS

2012 Net Income of $58.6 Million

Fourth Quarter 2012 Net Income of $14.4 Million

Bank Continues to Deliver Solid Results

HONOLULU – American Savings Bank, F.S.B. (American), a wholly-owned indirect subsidiary of Hawaiian Electric Industries, Inc. (HEI) (NYSE - HE) today reported net income for the full year of 2012 was $58.6 million compared with $59.8 million in 2011.  Net income for the fourth quarter of 2012 was $14.4 million, compared with $14.2 million in the third, or linked, quarter of 2012 and $15.3 million in the fourth quarter of 2011.

“American delivered solid financial performance in 2012 and continued to execute well on our strategic plan to safely grow the bank in the low interest rate environment.  We maintained good profitability levels with return on average equity of 11.7% and continued to provide reliable dividends to our parent.  Our loans to customers increased 2.6% in 2012, with growth in each of our strategic segments of commercial lending, commercial real estate, home equity lending, and consumer lending.  Our residential mortgage teams originated nearly $1 billion of new long-term residential mortgages, nearly double the level of the prior year, bringing new customer relationships to the bank.  To control interest rate risk, we sold the investment associated with more than half of those loans and generated gains on sale that helped fund spending on the bank’s strategic priorities. Some are visible, such as our new mobile banking application that makes American the only bank in our market offering customers the ability to deposit checks from anywhere using their smartphone.  Less visible but critically important, our new analytical tools and data warehouse further strengthen our risk management and marketing segmentation capabilities,” said Richard Wacker, president and chief executive officer of American.

Hawaiian Electric Industries, Inc.

January 30, 2013

Full Year Net Income:

2012 net income of $58.6 million was $1.2 million lower than 2011 net income, reflecting the challenging low interest rate environment.  The primary drivers impacting net income for the year were (on an after-tax basis):

•                 $4 million lower net interest income primarily due to declining asset yields, partially offset by the favorable effect of asset growth; and

•                 $5 million higher noninterest expense primarily attributable to supporting higher transaction volumes and spending on the bank’s strategic projects and priorities, as well as increasing employee benefit expenses.

These were largely offset by (after-tax):

•                 $6 million higher noninterest income primarily due to higher gains on sales of new residential mortgages; and

•                 $1 million lower provision for loan losses.

Fourth Quarter Net Income:

Fourth quarter 2012 net income of $14.4 million was essentially flat with the linked quarter as higher noninterest income driven mainly by higher gains on sales of newly originated residential real estate loans was offset by higher noninterest expense and lower net interest income.

Compared to the same quarter of 2011, net income declined by $1.0 million primarily driven by (on an after-tax basis):

•                 $2 million lower net interest income from declining asset yields due to the persistent low rate environment; and

•                 $3 million higher noninterest expense as previously discussed.

These were offset by $4 million higher noninterest income primarily due to higher gains on sale of new residential mortgages and higher fee income.

Financial Highlights:

Net interest margin was 3.93% in 2012 compared to 4.12% in 2011.  Net interest margin was 3.81% in the fourth quarter of 2012 compared to 3.92% in the linked quarter and 4.16% in the fourth quarter of 2011.  The decline in net interest margin was primarily attributable to lower

Hawaiian Electric Industries, Inc.

January 30, 2013

yields on interest-earning assets as loans continued to reprice down due to the low interest rate environment.

The provision for loan losses (pretax) was $12.9 million in 2012 compared to $15.0 million in 2011.  The $2.1 million decline in the provision from the prior year was driven by lower net charge-offs consistent with the ongoing improvement in the bank’s loan portfolio and the Hawaii economy.  The 2012 net charge-off ratio improved to 0.24% from 0.49% in 2011.  The fourth quarter of 2012 provision for loan losses was $3.4 million, $0.2 million lower than the linked quarter and $0.7 million lower than fourth quarter of 2011.  Similarly, the fourth quarter 2012 net charge-off ratio improved to 0.13% from 0.35% in the linked quarter and 0.48% in the prior year quarter.

Noninterest expense (pretax) for 2012 was $152.3 million, up from $143.4 million in 2011.  The higher gain on sale revenue enabled management to strategically increase spending to support higher transaction volumes and to build capabilities for future growth.  2012 expenses were also impacted by higher employee benefit expenses including lower discount rates on pension expenses.  In the fourth quarter 2012, non-interest expense (pretax) was $40.9 million, up from $38.6 million in the linked quarter and $36.6 million in the fourth quarter of 2011.

Loan growth was 2.6% in 2012, in line with the bank’s target of low to mid-single digit loan growth.  Consistent with American’s strategy to control interest rate risk, loan growth was primarily driven by shorter-duration and variable rate loans.  For the year, American ranked #1 in Hawaii for home equity line of credit loan production, growing that portfolio by 18%.  This growth was offset by a controlled decline in the level of  long-term fixed rate residential mortgages held on the balance sheet and lower land loans.

Total deposits were $4.2 billion at December 31, 2012, up $103 million from September 30, 2012 and up $160 million from December 31, 2011.  Low-cost core deposits increased $130 million from September 30, 2012 and $230 million from December 31, 2011.  The average cost of funds was 0.26% for the full year 2012, down 8 basis points from the prior year.  For the fourth quarter 2012, average cost of funds was a very low 0.23%, down 2 basis points from the linked quarter and down 6 basis points from the prior year quarter.

Overall, American’s return on average equity for the full year remained solid at 11.7% in 2012 compared to 12.0% in 2011 and the return on average assets for the full year was 1.18% in 2012 compared to 1.23% in 2011.  For the fourth quarter 2012, the return on average equity was

Hawaiian Electric Industries, Inc.

January 30, 2013

11.3%, up slightly from 11.2% in the linked quarter but down from 12.2% in the same quarter last year.  Return on average assets was 1.15% for the fourth quarter of 2012, unchanged from the linked quarter and down from 1.26% in the same quarter last year.

In 2012, American paid dividends of $45 million to HEI while maintaining healthy capital levels -- leverage ratio of 9.1% and total risk-based capital ratio of 12.8% at December 31, 2012.

HEI EARNINGS RELEASE, WEBCAST AND CONFERENCE CALL

Concurrent with American’s regulatory filing 30 days after the end of the quarter, American announced its fourth quarter 2012 financial results today.  Please note that these reported results relate only to American and are not necessarily indicative of HEI’s consolidated financial results for the fourth quarter and full year 2012.

HEI plans to announce its fourth quarter and 2012 consolidated financial results on Friday, February 15, 2013 and will conduct a webcast and conference call to review its consolidated earnings, including American’s earnings, and management’s outlook for 2013, on Friday, February 15, 2013, at 12:00 noon Hawaii time (5:00 p.m. Eastern time).  The event can be accessed through HEI’s website at www.hei.com or by dialing (866) 202-3048, passcode:  97355196 for the teleconference call.  The presentation for the webcast will be on HEI’s website under the headings “Investor Relations,” “News & Events” and “Presentations & Webcasts.”  HEI and Hawaiian Electric Company, Inc. (HECO) intend to continue to use HEI’s website, www.hei.com, as a means of disclosing additional information.  Such disclosures will be included on HEI’s website in the Investor Relations section.  Accordingly, investors should routinely monitor such portions of HEI’s website, in addition to following HEI’s, HECO’s and American’s press releases, HEI’s and HECO’s Securities and Exchange Commission (SEC) filings and HEI’s public conference calls and webcasts.  The information on HEI’s website is not incorporated by reference in this document or in HEI’s and HECO’s SEC filings unless, and except to the extent, specifically incorporated by reference.  Investors may also wish to refer to the Public Utilities Commission of the State of Hawaii (PUC) website at dms.puc.hawaii.gov/dms in order to review documents filed with and issued by the PUC.  No information on the PUC website is incorporated by reference in this document or in HEI’s and HECO’s SEC filings.

Hawaiian Electric Industries, Inc.

January 30, 2013

An online replay of the webcast will be available at the same website beginning about two hours after the event and will remain on HEI’s website for 12 months.  Replays of the conference call will also be available approximately two hours after the event through March 1, 2013, by dialing (888) 286-8010, passcode: 47992097.

HEI supplies power to approximately 450,000 customers or 95% of Hawaii’s population through its electric utilities, HECO, Hawaii Electric Light Company, Inc. and Maui Electric Company, Limited and provides a wide array of banking and other financial services to consumers and businesses through American, one of Hawaii’s largest financial institutions.

FORWARD-LOOKING STATEMENTS

This release may contain “forward-looking statements,” which include statements that are predictive in nature, depend upon or refer to future events or conditions, and usually include words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “predicts,” “estimates” or similar expressions.  In addition, any statements concerning future financial performance, ongoing business strategies or prospects or possible future actions are also forward-looking statements.  Forward-looking statements are based on current expectations and projections about future events and are subject to risks, uncertainties and the accuracy of assumptions concerning HEI and its subsidiaries, the performance of the industries in which they do business and economic and market factors, among other things.  These forward-looking statements are not guarantees of future performance.

Forward-looking statements in this release should be read in conjunction with the “Forward-Looking Statements” and “Risk Factors” discussions (which are incorporated by reference herein) set forth in HEI’s Quarterly Report on Form 10-Q for the quarter ended September 30, 2012 and HEI’s future periodic reports that discuss important factors that could cause HEI’s results to differ materially from those anticipated in such statements.  These forward-looking statements speak only as of the date of the report, presentation or filing in which they are made.  Except to the extent required by the federal securities laws, HEI, HECO, American and their subsidiaries undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

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American Savings Bank, F.S.B.

STATEMENTS OF INCOME DATA

(Unaudited)	Three months ended			Years ended
	December 31,	September 30,	December 31,	December 31,
(in thousands)	2012	2012	2011	2012	2011
Interest income
Interest and fees on loans	$42,816	$43,880	$46,500	$176,057	$184,485
Interest on investment and mortgage-related securities	3,288	3,432	3,352	13,822	14,568
Total interest income	46,104	47,312	49,852	189,879	199,053
Interest expense
Interest on deposit liabilities	1,408	1,540	1,837	6,423	8,983
Interest on other borrowings	1,193	1,201	1,362	4,869	5,486
Total interest expense	2,601	2,741	3,199	11,292	14,469
Net interest income	43,503	44,571	46,653	178,587	184,584
Provision for loan losses	3,379	3,580	4,082	12,883	15,009
Net interest income after provision for loan losses	40,124	40,991	42,571	165,704	169,575
Noninterest income
Fees from other financial services	8,887	7,674	7,476	31,361	28,881
Fee income on deposit liabilities	4,648	4,527	4,486	17,775	18,026
Fee income on other financial products	1,836	1,660	1,364	6,577	6,704
Gain on sale of loans	6,331	4,077	2,760	14,628	5,028
Other income	1,164	1,346	738	5,319	6,715
Total noninterest income	22,866	19,284	16,824	75,660	65,354
Noninterest expense
Compensation and employee benefits	19,953	18,684	17,820	75,979	71,137
Occupancy	4,313	4,400	4,313	17,179	17,154
Data processing	2,854	2,644	1,676	10,098	8,155
Services	2,800	3,062	1,990	9,866	7,396
Equipment	1,806	1,762	1,762	7,105	6,903
Other expense	9,207	8,096	8,997	32,116	32,648
Total noninterest expense	40,933	38,648	36,558	152,343	143,393
Income before income taxes	22,057	21,627	22,837	89,021	91,536
Income taxes	7,694	7,419	7,497	30,384	31,693
Net income	$14,363	$14,208	$15,340	$58,637	$59,843
Comprehensive income	$5,740	$15,517	$7,400	$52,612	$56,760
OTHER BANK INFORMATION (annualized %, except as of period end)
Return on average assets	1.15	1.15	1.26	1.18	1.23
Return on average equity	11.29	11.24	12.24	11.68	11.99
Return on average tangible common equity	13.47	13.41	14.65	13.97	14.35
Net interest margin	3.81	3.92	4.16	3.93	4.12
Net charge-offs to average loans outstanding	0.13	0.35	0.48	0.24	0.49
Efficiency ratio	61	60	57	59	57
As of period end
Nonperforming assets to loans outstanding and real estate owned	1.87	1.73	2.01
Allowance for loan losses to loans outstanding	1.11	1.06	1.03
Leverage ratio *	9.1	9.3	9.0
Total risk-based capital ratio *	12.8	12.9	12.9
Tangible common equity to total assets	8.39	8.72	8.42
Dividend paid to HEI (via ASHI) ($ in millions) **	15	10	20	45	63

*  Regulatory basis

** Fourth quarter 2011 includes noncash dividends of $5 million.

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI’s Annual Report on SEC Form 10-K for the year ended December 31, 2012 (when filed) and HEI’s Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, as updated by SEC Forms 8-K.

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American Savings Bank, F.S.B.

BALANCE SHEETS DATA

(Unaudited)

December 31	2012	2011
(in thousands)
Assets
Cash and cash equivalents	$184,430	$219,678
Available-for-sale investment and mortgage-related securities	671,358	624,331
Investment in stock of Federal Home Loan Bank of Seattle	96,022	97,764
Loans receivable held for investment	3,779,218	3,680,724
Allowance for loan losses	(41,985)	(37,906)
Loans receivable held for investment, net	3,737,233	3,642,818
Loans held for sale, at lower of cost or fair value	26,005	9,601
Other	244,435	233,592
Goodwill	82,190	82,190
Total assets	$5,041,673	$4,909,974

Liabilities and shareholder’s equity
Deposit liabilities–noninterest-bearing	$1,164,308	$993,828
Deposit liabilities–interest-bearing	3,065,608	3,076,204
Other borrowings	195,926	233,229
Other	117,752	118,078
Total liabilities	4,543,594	4,421,339

Common stock	333,712	331,880
Retained earnings	179,763	166,126
Accumulated other comprehensive loss, net of tax benefits	(15,396)	(9,371)
Total shareholder’s equity	498,079	488,635
Total liabilities and shareholder’s equity	$5,041,673	$4,909,974

This information should be read in conjunction with the consolidated financial statements and the notes thereto in HEI’s Annual Report on SEC Form 10-K for the year ended December 31, 2012 (when filed) and HEI’s Quarterly Reports on SEC Form 10-Q for the quarters ended March 31, 2012, June 30, 2012 and September 30, 2012, as updated by SEC Forms 8-K.

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